Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Adlai Nortye Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Share, par value $0.0001 per share represented by American Depositary Shares (Primary Offering)	(1)	457(o)		$		$600,000,000.00	0.0001381	$82,860.00
Fees to be Paid	Equity	Class A Ordinary Share represented by American Depositary Shares (Secondary Offering)	(2)	Other	21,538,462		$8.56	$184,369,234.72	0.0001381	$25,461.39

Total Offering Amounts:								$784,369,234.72		108,321.39
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$108,321.39

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion, or exchange of other registered securities. Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $8.56, which is the average of the high and low prices of the registrant’s ordinary shares on March 6, 2026 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”) on Nasdaq.